UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 20, 2009

Hercules Technology Growth Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
400 Hamilton Ave., Suite 310 Palo Alto, CA	94301
(Name and Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 289-3060

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 20, 2009, Hercules Technology Growth Capital, Inc. (the “Company”) issued a press release announcing certain developments with respect to the business of six of its portfolio companies and also announced that the Company continues to work diligently through certain credit concerns with respect to certain portfolio companies.

Gomez, Inc. entered into a definitive agreement in October 2009 to be acquired by Compuware Corporation in a $295 million cash transaction.  The acquisition is anticipated to close in November 2009.  Assuming the transaction is completed, the Company expects to realize gross estimated proceeds from the sale of its warrants of approximately $2.0 million.  There can be no assurance that this transaction will be completed.

Two of the Company’s portfolio companies entered into development and licensing agreements.  Merrimack Pharmaceuticals, Inc. entered into a worldwide collaboration and licensing agreement in October 2009 with Sanofi-aventis and Paratek Pharmaceuticals, Inc. entered into an exclusive worldwide collaborative development, manufacturing and commercialization license agreement in October 2009 with Novartis AG.

Labopharm Inc. recently addressed certain FDA concerns with respect to a drug manufacturing process and its subsidiary completed a distribution and supply agreement for a certain drug formulation.  QuatRx Pharmaceuticals Company finished a Phase III efficacy and safety program for a particular product.  Finally, Ancestry.com filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of shares of its common stock.

The text of this press release is included as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

99.1      Press Release dated October 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

October 21, 2009
/s/ Scott Harvey
Scott Harvey
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press Release dated October 20, 2009